For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS REPORTS

FIRST QUARTER FISCAL YEAR 2008 RESULTS

Mountain View, CA—February 7, 2008—Catapult Communications Corporation (Nasdaq: CATT) today reported that revenues for its first fiscal quarter ended December 31, 2007 were $10.3 million. After non-cash, pre-tax stock option costs of $825,000, the Company reported a net loss of $1.2 million or $0.09 per diluted share.

In the first quarter of fiscal year 2008, the Company’s combined cash, cash equivalent and short-term investment position decreased by approximately $3.1 million to $59.2 million after the repurchase of 172,047 shares at a total cost of approximately $1.3 million.

“We continued to see a moderate recovery in our business, most notably in Japan,” said Dr. Richard A. Karp, Catapult’s Chairman and CEO. “The strong commitment by OEMs to the next generation of global wireless telephony, LTE, is positive for Catapult, as our business is driven by technological change in the telecom market.”

Catapult Communications will be discussing its first quarter results on a conference call today, beginning at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (800) 901-5241 or (617) 786-2963 and provide conference ID# 36716710 to access the call. The conference call will also be broadcast from www.catapult.com.

A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will be provided by telephone two hours after the completion of the conference call through midnight on February 14, 2008. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 31713146.

About Catapult Communications
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Alcatel-Lucent, Ericsson, Motorola, NEC, NTT DoCoMo, Nortel and Nokia Siemens Networks. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants—spanning LTE, IMS, WiMAX, mobile telephony, VoIP, GPRS, SS7, Intelligent Network, ATM and ISDN. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Ireland, Germany, France, Finland, Sweden, Canada, Japan, China, Australia, India and the Philippines. Information about Catapult Communications can be found on the Web at www.catapult.com.

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Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended
	December 31,
	2007	2006
Revenues:
Products	$6,770	$6,556
Services	3,531	4,011

Total revenues	10,301	10,567

Cost of revenues:
Products	1,248	1,128
Services	798	854
Amortization of purchased technology	12	12

Total cost of revenues	2,058	1,994

Gross profit	8,243	8,573

Operating expenses:
Research and development	3,553	3,015
Sales and marketing	4,345	4,291
General and administrative	2,172	2,284

Total operating expenses	10,070	9,590

Operating loss	(1,827)	(1,017)
Interest income	744	807
Other income (expense), net	130	(7)

Loss before income taxes	(953)	(217)
Provision for income taxes	218	227

Net loss	$(1,171)	$(444)

Net loss per share:
Basic and diluted	$(0.09)	$(0.03)

Shares used in per share calculation:
Basic and diluted	13,373	14,103

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	September 30,
	2007	2007
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$59,171	$62,242
Accounts receivable, net	8,235	7,015
Inventories	2,201	2,485
Other current assets	2,002	1,863

Total current assets	71,609	73,605
Property and equipment, net	1,558	1,585
Goodwill and other intangibles	49,519	49,537
Other assets	2,243	2,243

Total assets	$124,929	$126,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$4,246	$5,573
Deferred revenue	5,927	6,206

Total current liabilities	10,173	11,779
Deferred revenue, long-term	166	406
Deferred taxes and other liabilities, long-term	4,477	3,009

Total liabilities	14,816	15,194

Total stockholders’ equity	110,113	111,776

Total liabilities and stockholders’ equity	$124,929	$126,970